CONSECO SERIES TRUST
                           Conseco 20 Focus Portfolio
                                Equity Portfolio
                               Balanced Portfolio
                              High Yield Portfolio
                             Fixed Income Portfolio
                         Government Securities Portfolio
                             Money Market Portfolio

                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032


                                                            March 12, 2001



Dear Shareholder,

         Recently, a proxy statement for Conseco Series Trust was mailed to contract holders. Regrettably, an error has been discovered on page twenty of the proxy statement. The introductory paragraph to Proposal Seven incorrectly states that the Board of Trustees of Conseco Series Trust approved a 12b-1 Plan at a meeting held on January 17, 2001. The introductory paragraph to Proposal Seven should be replaced with the following:

               The Board of Trustees of the Trust (the "Board") has approved, and unanimously recommends that the shareholders of each Portfolio approve, a Plan of Distribution and Service (the "Plan") pursuant to Rule 12b-1 of the 1940 Act. The Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940
         Act) ("Independent Trustees"), unanimously approved the Plan with respect to each Portfolio's shares at a telephonic meeting held on January 26, 2001. The Board, including a majority of the Independent Trustees, then ratified and approved the Plan with respect to each Portfolio's shares at an in-person meeting held for that purpose on February 15, 2001.

         If you should have any questions regarding this update, please do not hesitate to call 1-800-824-2726, and one of our representatives will be happy to answer your questions. Thank you for your continued investment in Conseco Series Trust.

                                    Very truly yours,


                                    William P. Kovacs
                                    Secretary